                                                                    Exhibit 99.1

                                Explanatory Note

                              Footnotes to Form 4

(1) On September 15, 2021, the Issuer used the proceeds from the underwriters'
exercise of their option to purchase additional shares to repurchase at a price of $25.3125 per share or unit, as applicable, (a) 66,857 shares of Class A common stock from SE VII DHC AIV Feeder, L.P. ("Spectrum Feeder"), and to purchase (b) an aggregate of 641,983 LLC Units of AIDH Topco, LLC ("LLC Units"),
including (i) 640,508 LLC Units from SE VII DHC AIV, L.P. ("SE VII DHC AIV");
(ii) 931 LLC Units from Spectrum VII Investment Managers Fund, L.P. ("Spectrum
Investment Managers Fund"); and (iii) 544 LLC Units from Spectrum VII Co-
Investment Fund, L.P. ("Spectrum VII Co-Investment Fund" and, together with
Spectrum Feeder, SE VII DHC AIV, Spectrum Investment Managers' Fund and Spectrum
VII Co-Investment Fund, the "Spectrum Funds"). This transaction was approved by the board of directors of the Issuer for purposes of Rule 16b-3 of the
Securities Exchange Act of 1934, as amended.

(2) The Exchange Agreement permits holders of LLC Units to exchange their LLC
Units for shares of Class A Common Stock on a one-for-one basis, subject to certain exceptions, conditions and adjustments. At the time of any such exchange, an equal number of shares of Class B Common Stock of the Issuer held by the Reporting Person, which have no economic value and entitle holders thereof to one vote per share on all matters on which stockholders of the Issuer are entitled to vote generally, are cancelled.

(3) Following the reported transactions, SEA VII Management, LLC ("Spectrum")
manages the Spectrum Funds that collectively own 2,885,876 shares of Class A common stock of the Issuer and 27,710,989 shares of Class B common stock of the
Issuer, which are represented as follows: (i) 2,885,876 shares of Class A common stock held directly by Spectrum Feeder, (ii) 27,647,349 shares of Class B common stock held directly by SE VII DHC AIV; (iii) 40,173 shares of Class B common stock held directly by Spectrum Investment Managers Fund; and (iv) 23,467 shares of Class B common stock held directly by Spectrum VII Co-Investment Fund" and, together with Spectrum Feeder, SE VII DHC AIV, Spectrum Investment Managers'
Fund and Spectrum VII Co-Investment Fund, the "Spectrum Funds").

(4) SEA VII Management, LLC is the general partner of Spectrum Equity Associates
VII, L.P., which in turn is the general partner of the Spectrum Funds.

(5) Each Reporting Person disclaims Section 16 beneficial ownership of the shares reported herein except to the extent of its pecuniary interest therein, if any, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of
Section 16 or any other purpose.

(6) The Reporting Person may exchange the LLC Units for shares of Class A Common
Stock of the Issuer on a one-for-one basis, subject to certain exceptions, conditions and adjustments. The LLC Units have no expiration date. At the time of any such exchange, an equal number of shares of Class B Common Stock of the
Issuer held by the Reporting Person, which have no economic value and entitle holders thereof to one vote per share on all matters on which stockholders of the Issuer are entitled to vote generally, are cancelled.